FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Robert S. McMillan	David K. Waldman/John W. Heilshorn
Chief Financial Officer	Lippert Heilshorn & Associates
New Horizons Worldwide, Inc.	(212) 838-3777
(714) 940-8001	dwaldman@lhai.com

New Horizons Reports Second Quarter Results

ANAHEIM, Calif. – July 28, 2004 – New Horizons Worldwide, Inc. (Nasdaq: NEWH), today announced financial results for the second quarter ended June 30, 2004. Revenue for the quarter was $33.1 million, compared to $36.0 million in the second quarter of 2003. Revenue from the company-owned training centers was $23.5 million for the quarter, compared to $26.0 million for the same period last year. Franchising revenues were $9.6 million, compared to $9.9 million for the same period last year. Net loss for the second quarter of 2004 was $595,000, or $0.06 per diluted share compared to net income of $382,000 or $0.04 per diluted share in the second quarter of 2003.

During the quarter, the company conducted a customary review of its franchise locations to assess potential accounts receivable risk. As a result, the company increased its bad debt reserve by $490,000 before taxes.

Revenue for the six months was $66.3 million, compared to $71.8 million in the same period last year. Revenue from the company-owned training centers was $47.1 million, compared to $52.3 million for the first six months of 2003. Franchising revenues were $19.3 million, compared to $19.5 million last year. Net loss for the six months was $806,000, or $0.08 per diluted share, compared to net income of $550,000 or $0.05 per diluted share in the same period last year.

“We decided to initiate additional cost reductions during the second quarter, which are now in place and should impact the second half of the year,” stated Thomas J. Bresnan, president and chief executive officer. “We are investing some of our savings into sales and marketing initiatives, in order to reinvigorate growth in the company-owned locations. These cost reductions, coupled with our growth initiatives, reinforce our strong commitment to achieving sustained profitability and revenue growth.”

“We increased our bad debt reserve to provide for potentially uncollectible receivables from franchisees that have ceased, or are at risk of ceasing, operations. Despite some distressed locations, our North American franchise business showed stability, and our international business performed well with same location revenue growth of 15.7%.”

“We remain focused on diversifying our revenue sources, including our Healthcare Information Management training. Our pilot results in Healthcare Information Management have exceeded our plan, and we look forward to rolling out the program through our network. Another particularly bright spot during the quarter was our enterprise segment, reinforcing our growing appeal as a one-stop solution to Fortune 500 companies. Overall, we continue to execute our long-term strategy of delivering integrated learning solutions to both corporate and individual customers.”

System-wide revenues for the second quarter, which include revenues for all training centers, both company-owned and franchised, totaled $100.6 million versus $102.0 million in the prior year quarter. For the six months, system-wide revenues were $198.6 million versus $203.1 million in 2003.

The company has scheduled an investor conference call for 5 p.m. eastern today (Wednesday, July 28, 2004). There will be a live webcast of the conference call over the investor relations page of the New Horizons Web site at www.newhorizons.com and on www.streetevents.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the above Web sites for 30 days. A telephone replay of the call will also be available through August 2. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID 8639250.

About New Horizons

Anaheim, California-based New Horizons Computer Learning Centers was named the world’s largest independent IT training company by IDC in 2003. New Horizons is a subsidiary of New Horizons Worldwide, Inc. (Nasdaq: NEWH). Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 250 centers in 50 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. Featuring the largest sales force in the IT training industry, New Horizons has over 2,100 account executives, 2,400 instructors and 2,100 classrooms. For more information, visit www.newhorizons.com.

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such forward-looking statements. Such risks and uncertainties include, without limitation, the company’s dependence on the timely development, introduction and customer acceptance of courses and new products, the impact of competition and downward pricing pressures, the effect of changing economic conditions, risks in technology development and the other risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission.

(tables follow)

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
Three months ended June 30, 2004 and 2003
(In thousands except for per share earnings)
(Unaudited)

	Three Months Ended	Three Months Ended
	June 30, 2004	June 30, 2003

Revenues
Franchising
Franchise fees	$207	$412
Royalties	4,168	4,527
Courseware sales and other	5,246	4,980

Total franchising revenues	9,621	9,919
Company-owned training centers	23,451	26,039

Total revenues	33,072	35,958
Cost of revenues	20,006	19,647
Selling, general and administrative expenses	14,057	15,564

Operating (loss) income	(991)	747
Other income	57	--
Interest expense, net	(56)	(109)

(Loss) income before income taxes	(990)	638
(Benefit) provision for income taxes	(395)	256

Net (loss) income	$(595)	$382

Basic (Loss) Earnings Per Share	$(0.06)	$0.04

Diluted (Loss) Earnings Per Share	$(0.06)	$0.04

Weighted average shares outstanding - Basic	10,451	10,388

Weighted average shares outstanding - Diluted	10,451	10,388

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
Six months ended June 30, 2004 and 2003
(In thousands except for per share earnings)
(Unaudited)

	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003

Revenues
Franchising
Franchise fees	$688	$715
Royalties	8,214	8,773
Courseware sales and other	10,369	10,010

Total franchising revenues	19,271	19,498
Company-owned training centers	47,066	52,288

Total revenues	66,337	71,786
Cost of revenues	39,422	39,657
Selling, general and administrative expenses	28,256	30,937

Operating (loss) income	(1,341)	1,192
Other income	100	--
Interest expense, net	(103)	(276)

(Loss) income before income taxes	(1,344)	916
(Benefit) provision for income taxes	(538)	366

Net (loss) income	$(806)	$550

Basic (Loss) Earnings Per Share	$(0.08)	$0.05

Diluted (Loss) Earnings Per Share	$(0.08)	$0.05

Weighted average shares outstanding - Basic	10,451	10,388

Weighted average shares outstanding - Diluted	10,451	10,388

NEW HORIZONS WORLDWIDE,INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2004 and December 31, 2003
(In thousands)

	June 30, 2004	December 31, 2003

	(Unaudited)
Assets
Current Assets:

Cash and cash equivalents	$7,018	$10,850

Accounts receivable, net	15,599	14,496

Refundable income taxes	1,457	980

Other current assets	13,170	13,554

Total current assets	37,244	39,880

Property and equipment, net	12,406	14,381

Goodwill, net	18,368	18,368

Deferred income tax assets, net	21,941	21,941

Other assets	3,675	3,783

Total Assets	$93,634	$98,353

Liabilities and Stockholders' Equity
Current Liabilities:

Notes payable and current portion of long-term debt	$5,921	$3,000

Accounts payable	3,544	4,267

Deferred revenue	19,095	20,032

Other current liabilities	14,496	14,613

Total current liabilities	43,056	41,912

Long-term obligations, excluding current portion	--	4,566

Other long-term liabilities	2,602	3,102

Total liabilities	45,658	49,580

Stockholders' equity	47,976	48,773

Total Liabilities & Stockholders' Equity	$93,634	$98,353

NEW HORIZONS WORLDWIDE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Six months ended June 30, 2004 and 2003
(In thousands)

	Six Months Ended	Six Months Ended
	June 30, 2004	June 30, 2003

Cash flows from operating activities:
Net (loss) income	$(806)	$550
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Depreciation and amortization	3,268	3,468
Provision for bad debts	577	37
Gain on disposal of property and equipment	8	(8)
Cash (used) provided from the change in:
Accounts receivable	(1,680)	513
Inventories	171	22
Prepaid expenses and other assets	320	(869)
Income taxes	(477)	4,165
Accounts payable	(723)	1,057
Deferred revenue	(937)	1,838
Other liabilities	(604)	354
Deferred rent	(12)	277

Net cash (used in) provided by operating activities	(895)	11,404

Cash flows from investing activities:
Additions to property and equipment	(1,300)	(2,292)
Proceeds from sale of property and equipment	--	36

Net cash used in investing activities	(1,300)	(2,256)

Cash flows from financing activities:
Proceeds from exercise of stock options	8	--
Proceeds from the issuance of debt	--	10,939
Principal payments on debt obligations	(1,645)	(16,239)

Net cash used in financing activities	(1,637)	(5,300)

Net (decrease) increase in cash and cash equivalents	(3,832)	3,848

Cash and cash equivalents at beginning of period	10,850	8,585

Cash and cash equivalents at end of period	$7,018	$12,433